                                                   OMB APPROVAL
                                                   ------------
                                          OMB Number:      3235-0145
                                          Expires:         August 31, 1999
                                          Estimated average burden
                                          hours per response ..............14.90



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO.  1)*

                              Quality Dining, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, No. Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  747456P 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)


                               Page 1 of 13 Pages

CUSIP No. 74756P 10 5

--------------------------------------------------------------------------------
1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).
         NBO, LLC, a Michigan limited liability company - member, Jerome L. Schostak (Reporting Person)
--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)   X
            --------------------------------------------------------------------
         (b)
            --------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization               U.S.A
--------------------------------------------------------------------------------
Number of                  5.  Sole Voting Power             -0-
Shares Benefi-             -----------------------------------------------------
cially Owned               6.  Shared Voting Power        1,200,000
by Each                    -----------------------------------------------------
Reporting                  7.  Sole Dispositive Power        -0-
Person With:               -----------------------------------------------------
                           8.  Shared Dispositive Power   1,200,000
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each
         Reporting Person                                 1,200,000
                          ------------------------------------------------------
10.      Check if the Aggregate Amount in Row (11)
         Excludes Certain  Shares (See Instructions)
                                                    ----------------------------

11.      Percent of Class Represented by Amount in Row (11)  9.5
--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
                  IN, as member of limited liability company
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                               Page 2 of 13 Pages

ITEM 1.

         (a)  Name of Issuer

                  Quality Dining, Inc.

         (b)  Address of Principal Business office or, if none, Residence

                  4220 Edison Lakes Parkway
                  Mishawaka, Indiana 46545

ITEM 2.

         (a)  Name of Person Filing

                  Jerome L. Schostak as member of NBO, LLC, a Michigan limited liability company

         (b)  Address of Principal Business Office or, if none, Residence

                  25800 Northwestern Highway, Suite 750
                  Southfield, Michigan 48075

         (c)  Citizenship

                  U.S.A.

         (d)  Title of Class of Securities

                  Common Stock, No Par Value

         (e)   CUSIP Number

                  74756P 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.           OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)   Amount beneficially owned: 1,200,000 (as member of a group)

         (b)   Percent of class: 9.5

         (c)   Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote:      -0-

                  (ii)     Shared power to vote or to direct the vote: 1,200,000

                  (iii)    Sole power to dispose or to direct the
                           disposition of:   -0-

                  (iv)     Shared power to dispose or to direct the
                           disposition of:                             1,200,000

                               Page 3 of 13 Pages

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                           Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                           Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                           The group consists of the members of NBO, LLC, a Michigan limited liability company - Jerome L. Schostak, Robert I. Schostak, David W. Schostak, and Mark S. Schostak

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                           Not applicable.

ITEM 10.          CERTIFICATION

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                   February 11, 1999
                                        ----------------------------------------
                                                         Date
                                        /s/ Jerome L. Schostak
                                        ----------------------------------------
                                                      Signature


                                        Jerome L. Schostak, member of NBO,
                                        LLC, a Michigan limited liability
                                        Company
                                        ----------------------------------------
                                                      Name/Title


                               Page 4 of 13 Pages

CUSIP No. 74756P 10 5
--------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         NBO, LLC, a Michigan limited liability company - member, David W. Schostak (Reporting Person)

--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)   X
             -------------------------------------------------------------------
         (b)
             -------------------------------------------------------------------
--------------------------------------------------------------------------------

3.       SEC Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization               U.S.A.
--------------------------------------------------------------------------------

Number of                  5.   Sole Voting Power            -0-
Shares Benefi-             -----------------------------------------------------
cially Owned               6.   Shared Voting Power       1,200,000
by Each                    -----------------------------------------------------
Reporting                  7.   Sole Dispositive Power       -0-
Person With:               -----------------------------------------------------
                           8.   Shared Dispositive Power  1,200,000
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each
         Reporting Person                                 1,200,000
                         -------------------------------------------------------

10.      Check if the Aggregate Amount in Row (11) Excludes Certain Shares
         (See Instructions)
                           -----------------------------------------------------

11.      Percent of Class Represented by Amount in Row (11)  9.5
--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
                  IN, as member of limited liability company
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               Page 5 of 13 Pages

ITEM 1.

         (a)  Name of Issuer

                  Quality Dining, Inc.

         (b)  Address of Principal Business office or, if none, Residence

                  4220 Edison Lakes Parkway
                  Mishawaka, Indiana 46545

ITEM 2.

         (a)  Name of Person Filing

                  David W. Schostak as member of NBO, LLC, a Michigan limited liability company

         (b)  Address of Principal Business Office or, if none, Residence

                  25800 Northwestern Highway, Suite 750
                  Southfield, Michigan 48075

         (c)  Citizenship

                  U.S.A.

         (d)  Title of Class of Securities

                  Common Stock, No Par Value

         (e)   CUSIP Number

                  74756P 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.           OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)   Amount beneficially owned: 1,200,000 (as member of a group)

         (b)   Percent of class: 9.5

         (c)   Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote:      -0-

                  (ii)     Shared power to vote or to direct the vote: 1,200,000

                  (iii)    Sole power to dispose or to direct the
                           disposition of:                                -0-

                  (iv)     Shared power to dispose or to direct
                           the disposition of:                         1,200,000

                               Page 6 of 13 Pages

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                           Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                           Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                           The group consists of the members of NBO, LLC, a Michigan limited liability company - Jerome L. Schostak, Robert I. Schostak, David W. Schostak, and Mark S. Schostak

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                           Not applicable.

ITEM 10.          CERTIFICATION

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                   February 11, 1999
                                        ----------------------------------------
                                                          Date
                                        /s/ David W. Schostak
                                        ----------------------------------------
                                                       Signature


                                        David W. Schostak, member of NBO,
                                        LLC, a Michigan limited liability
                                        Company
                                        ----------------------------------------
                                                       Name/Title

                               Page 7 of 13 Pages

CUSIP No. 74756P 10 5

--------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         NBO, LLC, a Michigan limited liability company - member, Robert I. Schostak (Reporting Person)
--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)   X
            --------------------------------------------------------------------
         (b)
            --------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization              U.S.A.
--------------------------------------------------------------------------------

Number of                  5.  Sole Voting Power             -0-
Shares Benefi-             -----------------------------------------------------
cially Owned               6.   Shared Voting Power       1,200,000
by Each                    -----------------------------------------------------
Reporting                  7.   Sole Dispositive Power       -0-
Person With:               -----------------------------------------------------
                           8.   Shared Dispositive Power  1,200,000
--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each
         Reporting Person                                 1,200,000
                         -------------------------------------------------------
10.      Check if the Aggregate Amount in Row (11) Excludes Certain Shares
         (See Instructions)
                           -----------------------------------------------------

11.      Percent of Class Represented by Amount in Row (11)  9.5
--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
                  IN, as member of limited liability company
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                               Page 8 of 13 Pages

ITEM 1.

         (a)  Name of Issuer

                  Quality Dining, Inc.

         (b)  Address of Principal Business office or, if none, Residence

                  4220 Edison Lakes Parkway
                  Mishawaka, Indiana 46545

ITEM 2.

         (a)  Name of Person Filing

                  Robert I. Schostak as member of NBO, LLC, a Michigan limited liability company

         (b)  Address of Principal Business Office or, if none, Residence

                  25800 Northwestern Highway, Suite 750
                  Southfield, Michigan 48075

         (c)  Citizenship

                  U.S.A.

         (d)  Title of Class of Securities

                  Common Stock, No Par Value

         (e)   CUSIP Number

                  74756P 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.           OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)   Amount beneficially owned: 1,200,000       (as member of a group)

         (b)   Percent of class: 9.5

         (c)   Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote:      -0-

                  (ii)     Shared power to vote or to direct the vote: 1,200,000

                  (iii)    Sole power to dispose or to direct the
                           disposition of:                                -0-

                  (iv)     Shared power to dispose or to direct the
                           disposition of:                             1,200,000

                               Page 9 of 13 Pages

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                           Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                           Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                           The group consists of the members of NBO, LLC, a Michigan limited liability company - Jerome L. Schostak, Robert I. Schostak, David W. Schostak, and Mark S. Schostak

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                           Not applicable.

ITEM 10.          CERTIFICATION

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                                February 11, 1999
                                  ----------------------------------------------
                                                      Date
                                  /s/ Robert I. Schostak
                                  ----------------------------------------------
                                                    Signature


                                  Robert I. Schostak, member of NBO,
                                  LLC, a Michigan limited liability
                                  Company
                                  ----------------------------------------------
                                                    Name/Title






                              Page 10 of 13 pages

CUSIP No. 74756P 10 5

--------------------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         NBO, LLC, a Michigan limited liability company - member, Mark S. Schostak (Reporting Person)

--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)   X
             -------------------------------------------------------------------
         (b)
--------------------------------------------------------------------------------

3.       SEC Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization         U.S.A.

Number of                  5.  Sole Voting Power            -0-
Shares Benefi-             -----------------------------------------------------
cially Owned               6.   Shared Voting Power       1,200,000
by Each                    -----------------------------------------------------
Reporting                  7.   Sole Dispositive Power      -0-
Person With:               -----------------------------------------------------
                           8.   Shared Dispositive Power  1,200,000
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each
         Reporting Person                                 1,200,000
                          ------------------------------------------------------

10.      Check if the Aggregate Amount in Row (11) Excludes Certain Shares
         (See Instructions)
                           -----------------------------------------------------
11.      Percent of Class Represented by Amount in Row (11)  9.5
--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
                  IN, as member of limited liability company
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                              Page 11 of 13 Pages

ITEM 1.

         (a)  Name of Issuer

                  Quality Dining, Inc.

         (b)  Address of Principal Business office or, if none, Residence

                  4220 Edison Lakes Parkway
                  Mishawaka, Indiana 46545

ITEM 2.

         (a)  Name of Person Filing

                  Mark S. Schostak as member of NBO, LLC,
                  a Michigan limited liability company

         (b)  Address of Principal Business Office or, if none, Residence

                  25800 Northwestern Highway, Suite 750
                  Southfield, Michigan 48075

         (c)  Citizenship

                  U.S.A.

         (d)  Title of Class of Securities

                  Common Stock, No Par Value

         (e)   CUSIP Number

                  74756P 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.           OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)   Amount beneficially owned: 1,200,000       (as member of a group)

         (b)   Percent of class:    9.5

         (c)   Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote:    -0-

                  (ii)     Shared power to vote or to direct the vote: 1,200,000

                  (iii)    Sole power to dispose or to direct the
                           disposition of:   -0-

                  (iv)     Shared power to dispose or to direct the
                           disposition of:                             1,200,000

                              Page 12 of 13 Pages

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                           Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                           Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                           The group consists of the members of NBO, LLC, a Michigan limited liability company - Jerome L. Schostak, Robert I. Schostak, David W. Schostak, and Mark S. Schostak

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                           Not applicable.

ITEM 10.          CERTIFICATION

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                     February 11, 1999
                                           -------------------------------------
                                                          Date

                                           /s/ Mark S. Schostak
                                           -------------------------------------
                                                         Signature


                                           Mark S. Schostak, member of NBO,
                                           LLC, a Michigan limited liability
                                           Company
                                           -------------------------------------
                                                        Name/Title










                              Page 13 of 13 Pages